Exhibit 10.1

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EMPLOYMENT AGREEMENT
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THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on May 12, 2010, with effect from February 25, 2010, by and between WORLDWIDE WYNN, LLC (“Employer”) and LINDA C. CHEN (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and is engaged in the business of furnishing management personnel to affiliated casino resort enterprises throughout the world; and,

WHEREAS, Employee is a party to that certain Employment Agreement dated as of October 27, 2006 (the “2006 Employment Agreement”) with Employer; and,

WHEREAS, Employee and Employer have agreed to terminate the 2006 Employment Agreement in order to permit Employer and Employee to enter into this Agreement; and,

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee is an adult individual residing in Las Vegas, Nevada 89117; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein; and,

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1.           DEFINITIONS.  As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

(a)           “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person.  For purposes of this definition only, “control”, “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.  For purposes hereof, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(b)           “Anniversary” - means each anniversary date of the Effective Date during the Term (as defined in Section 5 hereof).

(c)           “Cause” - means

(i)           Employee’s inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of Employer or its Affiliate;

(ii)           the willful destruction by Employee of the property of Employer or its Affiliate having a material value to Employer or such Affiliate;

(iii)           fraud, embezzlement, theft, or dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related in any manner whatsoever to Employer or its Affiliate or their business);

(iv)           Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related in any manner whatsoever to Employer or its Affiliate or their business);

(v)           Employee’s breach of this Agreement;

(vi)           Employee’s neglect, refusal, or failure to discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors or the board of directors of Wynn Resorts, Limited (“WRL”), that is not cured within fifteen (15) days after Employee has received written notice thereof from either board;

(vii)           Employee’s failure or refusal to perform Employee’s duties within the expectations of Employer or its Affiliate;

(viii)           a willful and knowing material misrepresentation to Employer’s Board of Directors or and WRL’s board of directors;

(ix)           a failure to follow a policy or procedure of Employer or its Affiliate;

(x)           Employee’s violation of a statute, regulation or common law, whether federal, state or local, which applies to and/or governs the business of Employer or its Affiliate;

(xi)           Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to Employer or its Affiliate including but not limited to Employer’s conflict of interest policy; or

(xii)           conduct by Employee which adversely and materially reflects upon the business, affairs or reputation of Employer and its affiliate,

provided, however, that Employee’s complete disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d)           “Change of Control” - means the occurrence, after the Effective Date, of any of the following events:

(i)           any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WRL, or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii)           the individuals who, as of the Effective Date, are members of the WRL board of directors (the "Existing

Directors") cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the WRL board  of directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)           the consummation of (x) a merger, consolidation or reorganization to which Employer is a party, whether or not Employer is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer, in one transaction or a series of related transactions, to any Person other than Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a "Transaction") does not otherwise result in a "Change of Control" pursuant to subparagraph (i) of this definition of "Change of Control"; provided, however, that no such Transaction shall constitute a "Change of Control" under this subparagraph (iii) if the Persons who were the stockholders of Employer immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in Employer immediately before such Transaction.

For purposes of the foregoing definition of “Change of Control,” the term “Excluded Stockholder” means Stephen A. Wynn, Elaine Wynn, their respective siblings, children, grandchildren or great grandchildren of Stephen A. Wynn or Elaine Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

(e)           “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform Employee’s obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(f)           “Confidential Information” - means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public.  Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

(g)           “Effective Date” - means February 25, 2010.

(h)           “Good Reason” - means the occurrence, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)           Employer or an Affiliate of Employer reduces Employee’s Base Salary (as defined in Subparagraph 7(a) below);

(ii)           Employer discontinues its bonus plan in which Employee participates as in effect without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii)           Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided;

 (iv)           Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported; or

(v)           the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(i)           “Original Hire Date” – means June 3, 2002.

(j)           “Separation Payment” – means a lump sum equal to (A) Employee’s Base Salary (as defined in Subparagraph 7(a) of this Agreement) for the remainder of the Term (up to a maximum of four (4) years), but not less than one (1) year of Base Salary, plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the remainder of the Term (up to a maximum of four (4) years), plus (C) any accrued but unpaid vacation pay, plus (D) any Gross-Up Payment required by Exhibit 1 to this Agreement, which is incorporated herein by reference.

(k)           “Trade Secrets” - means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

(l)           “Work of Authorship” - means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or  (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2.           BASIC EMPLOYMENT AGREEMENT / TERMINATION OF PRIOR AGREEMENT.  Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood, however, that, prior to a Change in Control, no change in Employee’s titles or reporting responsibilities shall in itself be a basis for finding a material reduction in the level of duties.

As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements (including, but not limited to, the 2006 Employment Agreement), change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant.  From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

3.           DUTIES OF EMPLOYEE.  Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Operating Officer of Wynn Resorts (Macau) S.A. (“Wynn Macau”) or such similar duties as may be assigned to Employee by Employer as Employer may determine.  Employee’s duties shall include, but not be limited to: (i) the efficient and continuous operation of Wynn Macau and its Affiliates, (ii) leadership and coordination of casino marketing activities of Employer and its Affiliates, (iii) the selection, recruitment, management and delegation of duties and responsibilities to responsible and qualified marketing personnel, (iv) the direction, review and oversight of all programs and projects under Employee’s supervision, (v) travel between the United States and Asia on an as needed basis to oversee the international marketing operations of the Employer and its Affiliates, and (vi) and such other and further duties as may be assigned by Employer to Employee from time to time.  The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.  Specifically, Employee shall perform such duties assigned to her as are generally associated with the position of (a) Chief Operating Officer of Wynn Macau, and (b) President of Wynn International Marketing, Ltd.

4.           ACCEPTANCE OF EMPLOYMENT.  Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement.  Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates.

5.           TERM.  Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of ten (10) years commencing on the Effective Date of this Agreement and terminating on February 24, 2020, at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 9 and 10. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

Concurrent with the termination of Employee’s employment with Employer, Employee agrees to resign, and shall be deemed to have resigned, all other positions (including but not limited to board of director memberships) that Employee may have held with Employer and/or any of Employer's Affiliates immediately prior to Employee’s resignation or termination.

6.           SPECIAL TERMINATION PROVISIONS.  Notwithstanding the provisions of Section 5, this Agreement shall terminate upon the occurrence of any of the following events:

(a)           the death of Employee;

(b)           the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c)           the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause (Employer’s right to terminate for Cause (as defined in Section 1(c) shall survive the expiration of this Agreement);

(d)           the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement);

(e)           the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice; provided that within ten (10) days after the expiration of such cure period without the cure having been effected, Employer must tender the

Separation Payment to Employee.   “Material breach” under this Section 6(e) shall not be construed to include temporary suspension of the Employee from duty, pursuant to Employer’s policy, pending investigation by Employer of any incident or occurrence that could give rise to discipline or termination of employment; or

(f)           at Employee’s sole election in writing as provided in paragraph 17 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within ten (10) calendar days after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment to Employee; provided further that, in order to make such election hereunder Employee must deliver such written election notice not later than thirty (30) calendar days following the event that results in Employee’s right to make such election pursuant to this Section 6(f); or

(g)           the giving of written notice by Employer to Employee of immediate termination of this Agreement Without Cause for any reason deemed sufficient by Employer.  In the event of termination Without Cause, Employer’s sole liability to Employee shall be payment to Employee of a Separation Payment made in equal monthly installments for the period covered by the Separation Payment, less deductions of all applicable taxes and withholdings.  Employee shall not be entitled to payment of any portion of the Separation Payment unless and until Employee first executes a written release-severance agreement, prepared and presented by Employer, that fully releases Employer, Affiliates, and their officers, directors, agents and employees, from any and all claims or causes of action, whether based upon statute, contract (including without limitation breach or construction of this Agreement), or common law, that have arisen as of the date of such execution, irrespective of whether Employee has knowledge of the existence of such claim; and provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid.  The release-severance agreement shall provide that all non-compete provisions of this Agreement shall terminate after the period of time for which Employee receives compensation hereunder.  In the event Employee fails or refuses to execute such release-severance agreement, Employer shall have no further obligation to Employee other than payment of all accrued but unpaid Base Salary through the date Employee last performs services for Employer and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(a), (b), (c) or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by Employer shall be in the sole discretion of the CEO of Wynn Resorts, Limited.  If Employee disagrees with the decision reached by the CEO, any dispute as to the “Cause” determination will be limited to whether the CEO reached his/her decision in good faith, based upon facts reasonably believed by him/her to be true, and not for any arbitrary, capricious or illegal reason.  This shall be the standard applied by any fact finder, and Employee shall bear the burden to prove that “Cause,” under this standard, did not exist.

7.           COMPENSATION TO EMPLOYEE.  For and in complete consideration of Employee's full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a)           Base Salary.  Subject to Section 7(f), Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”).  Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review.  Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b)           Bonus Compensation.  Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole, exclusive and unreviewable discretion, may determine.  For the fiscal year 2010 and thereafter Employee shall participate in the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers.

(c)           Employee Benefit Plans.  Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, stock option plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any and all other benefit plans which may be placed in effect by Employer or any of its Affiliates and generally available to Employer’s employees during the Term.  Unless prohibited by law or the terms of the applicable plan, Employee’s eligibility for medical and/or hospitalization benefits shall commence on the Effective Date of this Agreement. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time prior to a Change of Control.

(d)          Expense Reimbursement.  During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time.  Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e)          Original Hire Date.  Employee's Original Hire Date shall be used for determining vacation and other benefits.

(f)           Vacations and Holidays.  Commencing as of the Effective Date, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy therefor, but in no event less than four (4) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy therefor.

(g)    Macau Expenses.  At Employer’s request, Employee has agreed to relocate her household to Macau, Special Administrative Region of the People’s Republic of China (“Macau”), for such period of time as determined by Employer.  During such period that Employee is assigned to have her primary place of business in Macau, Employer agrees to provide Employee at Employer’s sole cost and expense the use of one (1) luxury automobile in Macau, at a standard that is suitable for a person holding Employee’s position.  Employer also agrees to provide Employee with housing for Employee and her immediate family on the following terms and conditions:

(i)           Employer shall cause Wynn Macau to purchase a house in Macau in the amount of approximately $5.4 million (US) (the “Macau House”).

(ii)           Employee and her immediately family shall have the right to occupy the Macau House during the Term.   Wynn Macau shall provide improvements to the Macau House as approved by the President of Employer.

(iii)           Employee shall have the right to purchase Macau House upon the occurrence of either of the following events:

(A)    On February 25, 2020, Employee shall have the right to purchase the Macau House for the Purchase Price (defined below); provided that the Employee is still employed with Employer (it is expected that the Purchase Price on such date will be $0 (US)) so long as Employee notifies Employer in writing by not later than March 31, 2020 that she is electing to purchase the Macau House.

(B)    In the event that Employee is terminated without Cause under the provisions of Subsection 6(g) or Employee elects to terminate the Agreement pursuant to Section 6(f), Employee shall have the right purchase the Macau House for the One Dollar ($1.00) (US) so long as Employee notifies Employer in writing within 30 days following the effective date of such termination that she is electing to purchase the Macau House.

(C)    In the event that Employee terminates the Agreement due to a material breach of the Agreement by Employer pursuant to Section 6(e), Employee shall have the right to purchase the Macau House for the Purchase Price so long as Employee notifies Employer in writing within 30 days following the effective date of such termination that she is electing to purchase the Macau House.

(iv)           In the event that Employee is terminated for Cause pursuant to Section 6(c), Employee shall be deemed to have elected to purchase the Macau House for the Purchase Price, unless Employer provides written notice to Employee within 10 days of the effective date of termination that Employee is not obligated or entitled to purchase the Macau House due to such termination.  In order to fully or partially satisfy the payment of the Purchase Price, Employee hereby authorizes Employer to offset the Purchase Price against any property or amounts due the Employee from Employer or its Affiliates.

(v)           In the event this Agreement is terminated due to: the death of Employee under the provisions of Section 6(a); the Complete Disability of Employee under the provisions of Section 6(b); the denial, suspension, limitation or revocation of Employee’s License under the provisions of Section 6(d), all rights of Employee to purchase the Macau House under this Section 7(g) shall terminate.

(vi)           For purposes of this Section 7(g), “Purchase Price” shall mean the one hundred percent (100%) of the fair market value

(“FMV”) of the Macau House less the applicable Discount Percentage.  For purposes hereof the “Discount Percentage” shall mean an amount that is zero as of the Effective Date and increases by ten percent (10%) of the FMV on each Anniversary of the Effective Date.  The FMV of the Macau House shall be determined following the receipt of a notice described in Section 7(g)(iii) and shall be conducted by an independent appraiser selected by Wynn Macau in its sole and absolute discretion.

(vii)           The provisions of this Section 7(g) are personal to the Employee, are non-transferable by Employee, are non-assignable by the Employee and are exercisable only by Employee.

(h)           Withholdings.  All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

8.           LICENSING REQUIREMENTS.

(a)           Employer and Employee hereby covenant and agree that this Agreement and/or Employee’s employment may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”).  Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations.  In the event that (i) an approval of this Agreement or Employee’s employment by the Authorities is required for Employee to carry out Employee’s duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement or employee’s employment is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void, thus extinguishing any and all obligations of Employer.

(b)           If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement.  In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively.  The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c)           Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

            9.               CONFIDENTIALITY.

(a)           Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, electronic, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing.   Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship.  Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliate.

(b)           Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliate’s business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

(c)           Upon termination of Employee’s employment with Employer for any reason, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, computer disks or drives, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement.  Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

(d)           Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”).  In the event Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(e)           The obligations of this Section 9 are continuing and shall survive the termination of Employee’s employment with Employer for any reason.

10.         RESTRICTIVE COVENANT/NO SOLICITATION.

(a)           Employee hereby covenants and agrees that during the Term, or for such period as Employer continues to employ or compensate Employee (including, but not limited to payments made pursuant to Section 6(f)), whichever is longer, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations.

(b)           Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any management level employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates operate have publicly announced, publicly or otherwise, a plan to have hotel or gaming operations.

(c)           Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 10 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 10 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 10 within the maximum time, geographical or other limitations permitted by Nevada law.

11.         REMEDIES.  Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer’s business in a highly competitive market.  Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer’s and its Affiliates’ customers and businesses is essential, and understands and agrees that Employer’s and its Affiliates’ relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm.  Consequently, Employee covenants and agrees that any violation by Employee of Section 9 or 10 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction.  Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee’s representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

12.         BEST EVIDENCE.  This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

13.         SUCCESSION.  This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

14.         ASSIGNMENT.  Employee shall not assign this Agreement or delegate Employee’s duties hereunder without the express written prior consent of Employer thereto.  Any purported assignment by Employee in violation of this Section 14 shall be null and void and of no force or effect.  Employer shall have the right to assign this Agreement to its affiliates and to any successor entity in a Change of Control.

15.         AMENDMENT OR MODIFICATION.  This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

16.         GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

17.         NOTICES.  Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Worldwide Wynn, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:	Linda C. Chen
c/o 3131 Las Vegas Boulevard, South
Las Vegas, NV 89109

All notices hand-delivered shall be deemed delivered as of the date actually delivered.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

18.         INTERPRETATION.  The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

19.         SEVERABILITY.  In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

20.         WAIVER.  None of the terms of this Agreement, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21.         DISPUTE RESOLUTION.  Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law to enforce Sections 9, 10 and/or 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, the breach hereof, or Employee's employment by Employer, including without limitation any claim involving the interpretation or application of this Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration (“AAA”), to the extent not inconsistent with this Section as set forth below.  This Section 21 applies to any claim Employee might have against any officer, director, employee, or agent of Employer or its Affiliate, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of Employee’s employment with Employer and the expiration of the Agreement.

(a)           Coverage of Arbitration Agreement:   The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.  The parties contemplate by this Section 21 arbitration of all clams against each of them to the fullest extent permitted by law except as specifically excluded by this

Agreement.  Only claims that are justiciable or arguably justiciable under applicable federal, state or local law are covered by this Section, and include, without limitation, any and all alleged violations of any federal, state or local law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employee.  Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims.  This Section 21 excludes claims under state workers’ compensation or unemployment compensation statutes; claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans, with respect to which are applicable the filing and appeal procedures of such plans shall apply to any denial of benefits; and claims for injunctive or equitable relief for violations of non-competition and/or confidentiality agreements in Sections 9, 10 and 11.

(b)           Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 21 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Employer’s and Employee's rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims covered by this Section 21(a).  By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other.  In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of Employee, a claim subject to arbitration, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee's sole remedy with respect to any such claim will be any award decreed by an arbitrator pursuant to the provisions of this Agreement.

(c)           Initiation of Arbitration:  To commence arbitration of a claim subject to this Section 21, the aggrieved party must, within the time frame provided in Section 21(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Employee against Employer, such notice shall be given to Employer’s Legal Department.  Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought.  In the event that either party files an action in any court to pursue any of the claims covered by this Section 21, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration.  In such event, the other party may move that court to compel arbitration.

(d)           Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim.  The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e)           Arbitrator Selection:  The parties contemplate that, except as specifically set forth in this Section 21, selection of one (1) arbitrator shall take place pursuant to the then-current rules of the AAA applicable to employment disputes.  The arbitrator must be either a retired judge or an attorney experienced in employment law. The parties will select one arbitrator from among a list of qualified neutral arbitrators provided by AAA.  If the parties are unable to agree on the arbitrator, the parties will select an arbitrator by alternatively striking names from a list of qualified arbitrators provided by AAA.  AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected.

(f)           Arbitration Rights and Procedures:  Employee may be represented by an attorney of his/her choice at his/her own expense.  Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement.  The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law.  In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.    The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.   The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA.  The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing.  The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition.   The parties will exchange witness lists at least 30 days prior to the hearing.  The arbitrator will have subpoena power so that either Employee or Employer may summon witnesses.  The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing.  Both parties shall have the right to file post-hearing briefs.  Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g)           Arbitrator’s Award: The arbitrator will issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law.  The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested.  The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law.  The arbitrator’s decision shall be final and binding on both parties.  Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h)           Fees and Expenses:  Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrator shall be allocated by the AAA under its rules and procedures. Employee and Employer shall each pay his/her/its own expenses for presentation of their cases, including but not limited to attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses.  If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

22.         PAROL.  This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or its Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee’s employment with Employer or its Affiliates.   As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements (including, but not limited to, any prior Employment Agreement), change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant.  From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

23.         SECTION 409A PROVISION.  Notwithstanding any provision of the Agreement to the contrary, if, at the time of Employee’s termination of employment with the Employer, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to the Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Agreement until the earlier of:  (a) the date that is six (6) months following Employee’s termination of employment with the Employer or (b) the Employee’s death.  The provisions of this Section shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

24.        REVIEW BY PARTIES AND THEIR LEGAL COUNSEL. The parties represent that they have read this Agreement and acknowledge that they have discussed its contents with their respective legal counsel or have been afforded the opportunity to avail themselves of the opportunity to the extent they each wished to do so.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WORLDWIDE WYNN, LLC		EMPLOYEE

By:	/s/ Marc Schorr	/s/ Linda C. Chen
	Marc Schorr	Linda C. Chen
President

EXHIBIT 1

Indemnification and Gross-Up for Excise Taxes

(a)           Employer shall indemnify and hold Employee harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney's fees and costs) which Employee may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local income tax law (the "Excise Tax"), to the end that Employee shall be placed in the same tax position with respect to the Severance Payment under Employee’s Employment Agreement and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted.  In furtherance of such indemnification, Employer shall pay to Employee a payment (the "Gross-Up Payment") in an amount such that, after payment by Employee of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of Employee’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), Employee shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted.  When Employer pays Employee’s Severance Payment, it shall also pay to Employee a Gross-Up Payment for the Severance Payment and any other payments in the nature of compensation that Employer determines are "excess parachute payments" under Section 280G(b)(1) of the Code ("Excess Parachute Payments").  If, through a determination of the Internal Revenue Service or any state or local taxing authority (a "Taxing Authority"), or a judgment of any court, Employee becomes liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, Employer shall pay Employee an additional Gross-Up Payment to make Employee whole for such additional Excise Tax; provided, however, that, pursuant to Section (c) of this Exhibit 1, Employer shall have the right to require Employee to protest, contest, or appeal any such determination or judgment.  For purposes of this Exhibit 1, any amount that Employer is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to Employee.

(b)           Upon payment to Employee of a Gross-Up Payment, Employer shall provide Employee with a written statement showing Employer's computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth Employer's determination of the amount of gross income Employee is required to recognize as a result of such payments and Employee’s liability for the Excise Tax.  Employee shall cause his or her federal, state, and local income tax returns for the period in which Employee receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such filing, Employee shall certify in writing to Employer that such returns have been so prepared and filed.  Notwithstanding the provisions of Section (a) of this Exhibit 1, Employer shall not be obligated to indemnify Employee from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorney's fees or costs)

to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this Section (b).

(c)           If any controversy arises between Employee and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment Employee receives from Employer as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a "Controversy"), Employer shall have the right to participate with Employee in the handling of such Controversy.  Employer shall have the right, solely with respect to a Controversy, to direct Employee to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and Employee shall not take any of such steps without the prior written approval of Employer, which Employer shall not unreasonably withhold.  If Employer so elects, Employee shall be represented in any Controversy by attorneys, accountants, and other advisors selected by Employer, and Employer shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability Employee may incur as a result of such payment.  Employee shall promptly notify Employer of any communication with a Taxing Authority, and Employee shall promptly furnish to Employer copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. Employee shall cooperate fully with Employer in the handling of any Controversy by furnishing Employer any information or documentation relating to or bearing upon the Controversy; provided, however, that Employee shall not be obligated to furnish to Employer copies of any portion of his or her tax returns which do not bear upon, and are not affected by, the Controversy.

(d)           Employee shall pay over to Employer, within ten (10) days after receipt thereof, any refund Employee receive from any Taxing Authority of all or any portion of the Gross-Up Payment or the Excise Tax, together with any interest Employee receive from such Taxing Authority on such refund.  For purposes of this Section (d), a reduction in Employee’s tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund.  If Employee would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, Employee shall pay the amount of such offset over to Employer, together with the amount of interest Employee would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

EMPLOYMENT AGREEMENT
(“Agreement”)

- by and between -

WORLDWIDE WYNN, LLC
(“Employer”)

- and -

LINDA C. CHEN
(“Employee”)

DATED: as of February 25, 2010